EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports First Quarter Fully Diluted EPS of $0.09
on Total Sales Increase of 5.0%

Warrendale, PA, May 15, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the first quarter ended May 3, 2003:

  Total sales increased 5.0% to $291.9 million from $277.9 million for the quarter ended May 4, 2002.
  Sales for the first quarter 2003 included $15.8 million from the Bluenotes/Thriftys operation, compared to $17.5 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 5.8% for the quarter ended May 3, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.5% when compared to the corresponding period last year.
  Net income for the quarter decreased to $6.4 million, or $0.09 per share on a diluted basis, from net income of $12.7 million, or $0.17 per share on a diluted basis last year.

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At 9:00 a.m. EST, on May 15, 2003, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com.  A replay will be available beginning May 15th at 1:00 p.m. EST through May 31st. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #9672930. An audio replay of the conference call will also be available at www.ae.com until August 14th.

American Eagle Outfitters is a leading lifestyle retailer that designs, markets and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 702 AE stores in 48 states and the District of Columbia, 59 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its Internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	May 3, 2003	February 1, 2003	May 4, 2002
ASSETS
Cash and cash equivalents	$106,955	$194,526	$120,054
Short-term investments	107,066	47,047	62,377
Merchandise inventory	146,205	124,708	114,183
Other current assets	74,401	61,597	76,364
Total current assets	434,627	427,878	372,978
Property and equipment, net	270,903	267,479	262,959
Goodwill, net	23,614	23,614	23,966
Other assets, net	30,882	22,368	24,660
Total Assets	$760,026	$741,339	$684,563

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$60,769	$50,608	$70,644
Accrued compensation and payroll taxes	14,962	13,001	19,800
Accrued rent	27,291	28,476	27,570
Accrued income and other taxes	18,449	12,655	883
Unredeemed stored value cards and gift certificates	16,195	22,837	12,021
Current portion of note payable	4,528	4,225	4,112
Other current liabilities	9,931	9,784	9,184
Total current liabilities	152,125	141,586	144,214
Note Payable	16,019	16,356	18,662
Other non-current liabilities	5,836	5,915	4,188
Total non-current liabilities	21,855	22,271	22,850
Total stockholders' equity	586,046	577,482	517,499
Total Liabilities and Stockholders' Equity	$760,026	$741,339	$684,563

Current Ratio	2.86	3.02	2.59

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	May 3, 2003	May 4, 2002

Net sales	$291,858	$277,893
Cost of sales, including certain buying,
occupancy and warehousing expenses	185,870	167,874
Gross profit	105,988	110,019
Selling, general and administrative expenses	82,856	78,139
Depreciation and amortization	13,416	11,958
Operating income	9,716	19,922
Other income, net	641	661
Income before income taxes	10,357	20,583
Provision for income taxes	3,954	7,865
Net income	$6,403	$12,718

Basic income per common share	$0.09	$0.18
Diluted income per common share	$0.09	$0.17

Weighted average common shares outstanding - basic	71,056	72,036
Weighted average common shares outstanding - diluted	71,991	73,714

Total square footage at end of period:

American Eagle Outfitters Stores	3,883,468	3,413,933
Bluenotes/Thriftys Stores	353,325	354,853

Store count at end of period:

American Eagle Outfitters Stores	761	689
Bluenotes/Thriftys Stores	111	112